UNITED  STATES
                  SECURITIES  AND  EXCHANGE  COMMISSION
                        Washington,  D.C.  20549

                             FORM  12b-25

                           SEC  File  Number
                           ----------------
                              000-28255


                      NOTIFICATION  OF  LATE  FILING

(Check  One)  _X_  Form  10-K  __  Form  20-F  __  Form  11-K  __  Form  10-Q
              __  Form  N-SAR

               For  Period  Ended:  December  31,  2001


                 [  ]     Transition  Report  on  Form  10-K
                 [  ]     Transition  Report  on  Form  20-F
                 [  ]     Transition  Report  on  Form  11-K
                 [  ]     Transition  Report  on  Form  10-Q
                 [  ]     Transition  Report  on  Form  N-SAR
                          For  the  Transition  Period
                 Ended:____________________________

  READ  ATTACHED  INSTRUCTION  SHEET  BEFORE  PREPARING  FORM.  PLEASE  PRINT
  OR  TYPE

  Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART  I  -  REGISTRANT  INFORMATION

                          PICK  UPS  PLUS,  INC.
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Full  Name  of  Registrant


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Former  Name  if  Applicable

                        5181  NATORP  BOULEVARD
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Address  of  Principal  Executive  Office  (STREET  AND  NUMBER)

                          Mason,  Ohio  45040
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City,  State  and  Zip  Code


PART  II  -  RULES  12b-25(b)  and  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The  reasons  described  in  reasonable  detail  in  Part  III
---              of  form  could  not  be  eliminated  without  unreasonable effort  or  expense;

 X       (b)     The  subject  annual  report,  semi-annual  report,
---              transition  report  on  Form  10-K,  Form  20-F,  11-K,
                 Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company has been unable to complete its internal accounting for presentation to the Company's auditors and, as such, the Company's audit will not be available for filing by March 31, 2002.


PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             John  Fitzgerald            (513)           398-4344
         ------------------------    -----------   ------------------
                (Name)               (Area  Code)   (Telephone  Number)

(2)      Have  all  other  periodic  reports  required  under  Section  13  or
         15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         months  or   such  shorter  period  that  the  registrant  was
         required to file such reports been filed? If answer is no identify report(s).

         X  Yes   No
         ------   --

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         Yes    X  No
         ---    -----
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:
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                           PICK  UPS  PLUS,  INC.
           ------------------------------------------------------
              (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PICK  UPS  PLUS,  INC.

Date:  March  28, 2002                By  /s/  John  Fitzgerald
                                       --------------------------
                                       John  Fitzgerald,  President